News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	July 30, 2024
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Six Months Ended June 30, 2024
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and six months ended June 30, 2024.
“The Public Storage team is executing well on our strategic initiatives, including enhancing our operating efficiencies, achieving industry-leading margins, and delivering record property development volumes,” said Joe Russell, President and Chief Executive Officer. “Operating performance met or exceeded our expectations during the quarter except for customer move-in rents, which were impacted by industry-wide competition. We are adjusting our outlook for 2024 to reflect market move-in rent dynamics while remaining very encouraged by signs of stabilization across our portfolio. Our recent repurchase of $200 million of Public Storage common shares reflects our strong confidence in the company’s near, medium, and long-term outlooks.”
Highlights for the Three Months Ended June 30, 2024
•Reported net income allocable to common shareholders of $2.66 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.23 per diluted share.
•Achieved 79.3% Same Store (as defined below) direct net operating income margin.
•Repurchased $200 million of our common shares under our previously announced share repurchase program on the open market at an average price of $275 per share.
•Acquired two self-storage facilities with 0.1 million net rentable square feet for $22.0 million. Subsequent to June 30, 2024, we acquired or were under contract to acquire three self-storage facilities with 0.2 million net rentable square feet, for $24.2 million.
•Opened two newly developed facilities and completed various expansion projects, which together added 0.4 million net rentable square feet at a cost of $84.9 million. At June 30, 2024, we had various facilities in development and expansion expected to add 3.8 million net rentable square feet at an estimated cost of $738.7 million.
•Issued €150 million of senior notes to institutional investors, bearing interest at a fixed rate of 4.080% and maturing on April 11, 2039.
•Completed a public offering of $1.0 billion aggregate principal amount of senior notes, including $700 million aggregate principal amount of floating rate senior notes bearing interest at a rate of Compounded SOFR + 0.70% (reset quarterly) maturing on April 16, 2027 and an additional $300 million aggregate principal amount of our senior notes bearing interest at a fixed annual rate of 5.350% maturing on August 1, 2053.

Operating Results for the Three Months Ended June 30, 2024
For the three months ended June 30, 2024, net income allocable to our common shareholders was $468.4 million or $2.66 per diluted common share, compared to $528.3 million or $3.00 per diluted common share for the same period in 2023, representing a decrease of $59.9 million or $0.34 per diluted common share. The decrease is due primarily to (i) a $61.2 million increase in depreciation and amortization expense and (ii) a $35.2 million increase in interest expense, partially offset by (iii) a $27.8 million increase in self-storage net operating income and (iv) a $13.5 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable.
The $27.8 million increase in self-storage net operating income in the three months ended June 30, 2024 as compared to the same period in 2023 is a result of a $39.5 million increase attributable to our Non-Same Store Facilities (as defined below), partially offset by an $11.7 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities decreased 1.0% or $9.8 million in the three months ended June 30, 2024 as compared to the same period in 2023, due primarily to lower realized annual rent per occupied square foot and a decline in occupancy. Cost of operations for the Same Store Facilities increased by 0.9% or $1.9 million in the three months ended June 30, 2024 as compared to the same period in 2023, due primarily to increased property tax expense partially offset by decreased on-site property manager payroll. The increase in net operating income of $39.5 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023 and the fill-up of recently developed and expanded facilities.
Operating Results for the Six Months Ended June 30, 2024
For the six months ended June 30, 2024, net income allocable to our common shareholders was $927.6 million or $5.26 per diluted common share, compared to $995.8 million or $5.65 per diluted common share for the same period in 2023, representing a decrease of $68.2 million or $0.39 per diluted common share. The decrease is due primarily to (i) a $124.8 million increase in depreciation and amortization expense and (ii) a $66.8 million increase in interest expense, partially offset by (iii) a $77.9 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable and (iv) a $52.9 million increase in self-storage net operating income.
The $52.9 million increase in self-storage net operating income in the six months ended June 30, 2024 as compared to the same period in 2023 is a result of a $74.9 million increase attributable to our Non-Same Store Facilities, partially offset by a $22.0 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities decreased 0.5% or $9.2 million in the six months ended June 30, 2024 as compared to the same period in 2023, due primarily to a decline in occupancy. Cost of operations for the Same Store Facilities increased by 2.9% or $12.8 million in the six months ended June 30, 2024 as compared to the same period in 2023, due primarily to increased property tax expense and marketing expense partially offset by decreased on-site property manager payroll and utilities. The increase in net operating income of $74.9 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended June 30, 2024, FFO was $4.30 per diluted common share as compared to $4.29 for the same period in 2023, representing an increase of 0.2%.
For the six months ended June 30, 2024, FFO was $8.54 per diluted common share, as compared to $8.24 in the same period in 2023, representing an increase of 3.6%.

We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingencies and resolutions, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, amortization of acquired non real estate-related intangibles, and our equity share of deferred tax benefits of a change in tax status and unrealized gain on derivatives from our equity investee. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.
The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Percentage Change	2024	2023	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$468,366	$528,259	(11.3)%	$927,575	$995,847	(6.9)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	279,894	220,971		562,097	440,758
Real estate-related depreciation from unconsolidated real estate investment	9,762	9,155		19,518	17,684
Real estate-related depreciation allocated to noncontrolling interests and restricted share unitholders and unvested LTIP unitholders	(1,880)	(1,732)		(3,715)	(3,205)
Gains on sale of real estate investments, including our equity share from investment	—	(72)		(871)	(72)
FFO allocable to common shares	$756,142	$756,581	(0.1)%	$1,504,604	$1,451,012	3.7%
Eliminate the impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange (gain) loss	(12,449)	1,096		(49,992)	27,956
Other items	1,200	(4,093)		1,251	(6,226)
Core FFO allocable to common shares	$744,893	$753,584	(1.2)%	$1,455,863	$1,472,742	(1.1)%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$2.66	$3.00	(11.3)%	$5.26	$5.65	(6.9)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.64	1.29		3.29	2.59
Gains on sale of real estate investments, including our equity share from investment	—	—		(0.01)	—
FFO per share	$4.30	$4.29	0.2%	$8.54	$8.24	3.6%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange (gain) loss	(0.08)	0.01		(0.29)	0.16
Other items	0.01	(0.02)		0.01	(0.04)
Core FFO per share	$4.23	$4.28	(1.2)%	$8.26	$8.36	(1.2)%

Diluted weighted average common shares	176,009	176,212		176,180	176,181

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2022. Our Same Store Facilities did not change from March 31, 2024. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2022, 2023, and 2024 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store Facilities information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,507 facilities (170.0 million net rentable square feet) that represent approximately 78% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2024 (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change (f)	2024	2023	Change (f)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$890,728	$900,484	(1.1)%	$1,772,351	$1,782,324	(0.6)%
Late charges and administrative fees	30,930	30,931	—%	62,395	61,606	1.3%
Total revenues	921,658	931,415	(1.0)%	1,834,746	1,843,930	(0.5)%

Direct cost of operations (a):
Property taxes	88,659	85,339	3.9%	179,506	169,945	5.6%
On-site property manager payroll	31,762	33,985	(6.5)%	67,234	69,052	(2.6)%
Repairs and maintenance	18,403	15,805	16.4%	38,328	34,897	9.8%
Utilities	10,101	11,032	(8.4)%	23,135	24,824	(6.8)%
Marketing	17,774	15,856	12.1%	41,440	32,711	26.7%
Other direct property costs	23,866	23,677	0.8%	48,867	48,684	0.4%
Total direct cost of operations	190,565	185,694	2.6%	398,510	380,113	4.8%
Direct net operating income (b)	731,093	745,721	(2.0)%	1,436,236	1,463,817	(1.9)%
Indirect cost of operations (a):
Supervisory payroll	(9,691)	(10,230)	(5.3)%	(20,151)	(21,461)	(6.1)%
Centralized management costs	(13,337)	(15,271)	(12.7)%	(27,928)	(31,033)	(10.0)%
Share-based compensation	(2,469)	(2,943)	(16.1)%	(5,145)	(6,323)	(18.6)%
Net operating income (c)	$705,596	$717,277	(1.6)%	$1,383,012	$1,405,000	(1.6)%

Gross margin (before indirect costs, depreciation and amortization expense)	79.3%	80.1%	(0.8)%	78.3%	79.4%	(1.1)%

Gross margin (before depreciation and amortization expense)	76.6%	77.0%	(0.4)%	75.4%	76.2%	(0.8)%

Weighted average for the period:
Square foot occupancy	93.0%	93.5%	(0.5)%	92.6%	93.2%	(0.6)%
Realized annual rental income per (d):
Occupied square foot	$22.54	$22.67	(0.6)%	$22.53	$22.51	0.1%
Available square foot	$20.96	$21.20	(1.1)%	$20.87	$20.98	(0.5)%
At June 30:
Square foot occupancy				92.7%	93.0%	(0.3)%
Annual contract rent per occupied square foot (e)				$22.72	$23.04	(1.4)%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See reconciliation of self-storage NOI to net income provided below.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
(f)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
Property Operations – Non-Same Store Facilities
In addition to the 2,507 Same Store Facilities, we have 542 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2022 or that we did not own as of January 1, 2022, including 240 facilities that were acquired, 42 newly developed facilities, 84 facilities that have been expanded or are targeted for expansion, and 176 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our June 30, 2024 Form 10-Q.
Investing and Capital Activities
During the three and six months ended June 30, 2024, we acquired two self-storage facilities (one each in Texas and Virginia) with 0.1 million net rentable square feet for $22.0 million.
Subsequent to June 30, 2024, we acquired or were under contract to acquire three self-storage facilities across three states with 0.2 million net rentable square feet, for $24.2 million.
During 2023, we acquired BREIT Simply Storage LLC, a self-storage company that owned and operated 127 self-storage facilities (9.4 million square feet) and managed 25 self-storage facilities (1.8 million square feet) for third parties, for a purchase price of $2.2 billion in cash. The Simply portfolio facilities generated self-storage revenues of $76.0 million, NOI of $52.0 million (including Direct NOI of $54.6 million), and average square footage occupancy of 86.7% for the six months ended June 30, 2024.
During the three months ended June 30, 2024, we opened two newly developed facilities and completed various expansion projects, which together contributed 0.4 million net rentable square feet (0.2 million in California and 0.1 million each in Maryland and Texas) at a cost of $84.9 million. During the six months ended June 30, 2024, we opened three newly developed facilities and various expansion projects, which together contributed 0.7 million net rentable square feet (0.4 million in California and 0.1 million each in Florida, Maryland, and Texas) at a cost of $119.9 million. At June 30, 2024, we had various facilities in development (expected to contribute 2.2 million net rentable square feet) estimated to cost $419.5 million and various expansion projects (expected to contribute 1.6 million net rentable square feet) estimated to cost $319.2 million. Our aggregate 3.8 million net rentable square foot pipeline of development and expansion facilities includes 1.0 million in Florida, 0.9 million in California, 0.6 million in Texas, 0.3 million in Nevada, 0.2 million each in Arizona and New York, and 0.1 million each in Colorado, Georgia, Hawaii, Maryland, South Carolina, and Virginia. The remaining $358.0 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.

On April 11, 2024, Public Storage Operating Company (“PSOC”) issued €150 million of senior notes to institutional investors, bearing interest at a fixed rate of 4.080% and maturing on April 11, 2039. The senior notes are guaranteed by Public Storage. We received $162.5 million of net proceeds from the issuance after converting the Euros to U.S. Dollars. On April 11, 2024, we repaid PSOC’s outstanding €100 million aggregate principal amount 1.54% senior notes due April 12, 2024 to the same institutional investors for $108.4 million.
On April 16, 2024, PSOC completed a public offering of $1.0 billion aggregate principal amount of senior notes, including $700 million aggregate principal amount of floating rate senior notes bearing interest at a rate of Compounded SOFR + 0.70% (reset quarterly) maturing on April 16, 2027 and $300 million aggregate principal amount of senior notes bearing interest at a fixed annual rate of 5.350% maturing on August 1, 2053. The 2053 notes issued at a discount of $5.3 million constitute a further issuance of, and form a single series with, our outstanding 5.350% senior notes due 2053 issued on July 26, 2023 in the aggregate principal amount of $600 million. These senior notes are guaranteed by Public Storage. We received $988.5 million of net proceeds from the offering. On April 23, 2024, we repaid PSOC’s outstanding $700 million aggregate principal amount of floating rate senior notes at maturity due April 23, 2024.
During the three and six months ended June 30, 2024, we repurchased 726,865 of our common shares under our previously announced share repurchase program on the open market for a total cost of $200.0 million.

Outlook for the Year Ending December 31, 2024
Set forth below are our current expectations and prior expectations as of April 30, 2024 with respect to full year 2024 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	2024 Guidance
	Current Guidance		Prior Guidance
	Low	High	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	(1.5)%	(0.5)%	(1.0)%	1.0%
Expense growth (a)	2.0%	3.5%	2.0%	3.5%
Net operating income growth (a)	(3.0)%	(1.3)%	(2.4)%	0.7%

Consolidated:
Non-Same Store net operating income	$480,000	$495,000	$495,000	$515,000
Ancillary net operating income	$183,000	$186,000	$183,000	$186,000
General and administrative expense	$84,000	$90,000	$84,000	$90,000
Interest expense	$289,000		$289,000
Preferred dividends	$195,000		$195,000

Capital Activity:
Acquisitions	$500,000		$500,000
Development openings	$450,000		$450,000

Capital expenditures:
Maintenance of real estate facilities	$180,000		$180,000
Property enhancements (b)	$150,000		$150,000
Energy efficiencies (c)	$120,000		$120,000

Core FFO per share:	$16.50	$16.85	$16.60	$17.20
Core FFO per share growth from 2023 Core FFO per share	(2.3)%	(0.2)%	(1.7)%	1.8%

Non-Same Store Net Operating Income Beyond 2024:
Incremental Non-Same Store NOI to stabilization (2025 and beyond)	$110,000		$95,000
(a)Based on total same store cost of operations and net operating income (i.e., not direct), as reflected on page 4.
(b)Expenditures to enhance the competitive position of certain of our facilities relative to local competitors pursuant to a multi-year program that we expect to complete in 2024. Such investments include development of more pronounced, attractive, and clearly identifiable color schemes and signage and upgrades to the configuration and layout of the offices and other customer zones to improve the customer experience.
(c)Energy efficiency initiatives primarily include solar panel installation.

Second Quarter Conference Call
A conference call is scheduled for July 31, 2024 at 9:00 a.m. (PT) to discuss the second quarter earnings results.  The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through August 14, 2024 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13747670) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At June 30, 2024, we had: (i) interests in 3,049 self-storage facilities located in 40 states with approximately 219 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 281 self-storage facilities located in seven Western European nations with approximately 16 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the second quarter of 2024, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2024 outlook and all underlying assumptions; our expected acquisition, disposition, development, and redevelopment activity; supply and demand for our self-storage facilities; information relating to operating trends in our markets; expectations regarding operating expenses, including property tax changes; expectations regarding the impacts from inflation and changes in macroeconomic conditions; our strategic priorities; expectations with respect to financing activities, rental rates, cap rates, and yields; leasing expectations; our credit ratings; and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2024 and in our other filings with the SEC. These include changes in demand for our facilities; changes in macroeconomic conditions; changes in national self-storage facility development activity; impacts of natural disasters; adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance; adverse economic effects from public health emergencies, international military conflicts, or similar events impacting public health and/or economic activity; increases in the costs of our primary customer acquisition channels; adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs; security breaches, including ransomware; or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues:
Self-storage facilities	$1,099,736	$1,056,120	$2,185,781	$2,088,304
Ancillary operations	73,475	63,650	144,650	125,698
	1,173,211	1,119,770	2,330,431	2,214,002

Expenses:
Self-storage cost of operations	273,501	257,678	570,915	526,293
Ancillary cost of operations	27,543	22,202	54,612	41,878
Depreciation and amortization	283,342	222,133	568,545	443,783
Real estate acquisition and development expense	2,907	3,147	6,624	8,628
General and administrative	26,580	19,769	47,916	36,727
Interest expense	73,236	38,079	141,014	74,180
	687,109	563,008	1,389,626	1,131,489

Other increases (decreases) to net income:
Interest and other income	18,253	18,452	32,219	37,086
Equity in earnings of unconsolidated real estate entity	6,480	9,565	12,570	15,560
Foreign currency exchange gain (loss)	12,449	(1,096)	49,992	(27,956)
Gain on sale of real estate	—	—	874	—
Income before income tax expense	523,284	583,683	1,036,460	1,107,203
Income tax expense	(2,075)	(2,518)	(3,554)	(5,623)
Net income	521,209	581,165	1,032,906	1,101,580
Allocation to noncontrolling interests	(3,082)	(3,136)	(5,831)	(5,843)
Net income allocable to Public Storage shareholders	518,127	578,029	1,027,075	1,095,737
Allocation of net income to:
Preferred shareholders – distributions	(48,673)	(48,673)	(97,351)	(97,351)
Restricted share units and unvested LTIP units	(1,088)	(1,097)	(2,149)	(2,539)
Net income allocable to common shareholders	$468,366	$528,259	$927,575	$995,847

Per common share:
Net income per common share – Basic	$2.67	$3.01	$5.28	$5.68
Net income per common share – Diluted	$2.66	$3.00	$5.26	$5.65
Weighted average common shares – Basic	175,469	175,484	175,585	175,428
Weighted average common shares – Diluted	176,009	176,212	176,180	176,181

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
ASSETS	(Unaudited)

Cash and equivalents	$542,263	$370,002
Real estate facilities, at cost:
Land	5,644,056	5,628,488
Buildings	22,170,780	21,836,750
	27,814,836	27,465,238
Accumulated depreciation	(9,921,201)	(9,423,974)
	17,893,635	18,041,264
Construction in process	380,746	345,453
	18,274,381	18,386,717

Investment in unconsolidated real estate entity	374,161	390,180
Goodwill and other intangible assets, net	320,794	387,267
Other assets	277,163	275,050
Total assets	$19,788,762	$19,809,216

LIABILITIES AND EQUITY

Notes payable	$9,400,520	$9,103,277
Accrued and other liabilities	584,594	598,993
Total liabilities	9,985,114	9,702,270

Commitments and contingencies

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2023) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,010,887 shares issued (175,670,727 shares at December 31, 2023)	17,501	17,567
Paid-in capital	6,006,460	5,980,760
Accumulated deficit	(592,665)	(267,910)
Accumulated other comprehensive loss	(74,051)	(67,239)
Total Public Storage shareholders’ equity	9,707,245	10,013,178
Noncontrolling interests	96,403	93,768
Total equity	9,803,648	10,106,946
Total liabilities and equity	$19,788,762	$19,809,216

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
FFO allocable to common shares	$756,142	$756,581	$1,504,604	$1,451,012
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	10,539	11,485	15,558	12,398
Foreign currency exchange (gain) loss	(12,449)	1,096	(49,992)	27,956
Less:
Capital expenditures to maintain real estate facilities	(54,719)	(46,717)	(112,775)	(96,352)
Capital expenditures for property enhancements	(41,664)	(37,054)	(69,290)	(70,986)
FAD (a)	$657,849	$685,391	$1,288,105	$1,324,028
Distributions paid to common shareholders	$525,003	$526,478	$1,052,167	$1,052,869
Distribution payout ratio	79.8%	76.8%	81.7%	79.5%
Distributions per common share	$3.00	$3.00	$6.00	$6.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies including LED lighting and solar panel installation. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Self-storage revenues for:
Same Store Facilities	$921,658	$931,415	$1,834,746	$1,843,930
Acquired facilities	59,744	13,231	118,197	25,212
Newly developed and expanded facilities	55,577	51,480	109,017	100,734
Other non-same store facilities	62,757	59,994	123,821	118,428
Self-storage revenues	1,099,736	1,056,120	2,185,781	2,088,304

Self-storage cost of operations for:
Same Store Facilities	216,062	214,138	451,734	438,930
Acquired facilities	18,858	5,674	40,140	11,427
Newly developed and expanded facilities	17,805	15,652	36,285	31,401
Other non-same store facilities	20,776	22,214	42,756	44,535
Self-storage cost of operations	273,501	257,678	570,915	526,293

Self-storage NOI for:
Same Store Facilities	705,596	717,277	1,383,012	1,405,000
Acquired facilities	40,886	7,557	78,057	13,785
Newly developed and expanded facilities	37,772	35,828	72,732	69,333
Other non-same store facilities	41,981	37,780	81,065	73,893
Self-storage NOI (a)	826,235	798,442	1,614,866	1,562,011
Ancillary revenues	73,475	63,650	144,650	125,698
Ancillary cost of operations	(27,543)	(22,202)	(54,612)	(41,878)
Depreciation and amortization	(283,342)	(222,133)	(568,545)	(443,783)
Real estate acquisition and development expense	(2,907)	(3,147)	(6,624)	(8,628)
General and administrative expense	(26,580)	(19,769)	(47,916)	(36,727)
Interest and other income	18,253	18,452	32,219	37,086
Interest expense	(73,236)	(38,079)	(141,014)	(74,180)
Equity in earnings of unconsolidated real estate entity	6,480	9,565	12,570	15,560
Gain on sale of real estate	—	—	874	—
Foreign currency exchange gain (loss)	12,449	(1,096)	49,992	(27,956)
Income tax expense	(2,075)	(2,518)	(3,554)	(5,623)
Net income on our income statement	$521,209	$581,165	$1,032,906	$1,101,580

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.